Exhibit 99.1

Wynn Resorts, Limited Reports Fourth Quarter Results

Wynn Las Vegas generates adjusted property EBITDA of $97.3 million in the fourth quarter and $417.0 million in the fiscal year ended 2007

Wynn Macau generates adjusted property EBITDA of $99.6 million in the fourth quarter and $364.1 million in the fiscal year ended 2007

LAS VEGAS, February 12, 2008 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2007.

Highlights from 2007
-	The Tower Suites at Wynn Las Vegas is the only casino resort in the world to receive both the Mobil Five Star and the AAA Five Diamond award for two consecutive years
-
Wynn Las Vegas was also honored with the prestigious Michelin Guide’s Five Red Pavilion award. Wynn Las Vegas is the only resort in Las Vegas to achieve this distinction and one of only nine resorts in North America

-	Successfully opened the Wynn Macau expansion on December 24, 2007
-	Broke ground on Wynn Diamond Suites in Macau
-	Paid a $6.00 per share cash distribution to holders of our common stock on December 10, 2007

Net revenues for the fourth quarter of 2007 were $711.3 million, compared to $563.6 million in the fourth quarter of 2006. Net revenues for 2007 were $2.7 billion, an 87.6% increase over 2006. The revenue increase was driven primarily by the ramp up in our operations in Macau and strong performance in Las Vegas.

Consolidated adjusted property EBITDA (1) was $196.9 million for the fourth quarter of 2007 compared to $159.7 million in the fourth quarter of 2006. Adjusted property EBITDA for 2007 was $781.1 million, a 98.5% increase compared to 2006.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the year was $258.1 million, or $2.34 per diluted share, compared to $628.7 million, or $6.24 per diluted share in 2006. Net income for 2006 was positively influenced by approximately $741.9 million due to the completion of the sale of a subconcession in Macau, a non-recurring item. Adjusted net income for 2007 was $329.4 million, or $2.97 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $49.4 million, or $0.53 per diluted share in 2006.

On a US GAAP basis, net income for the fourth quarter of 2007 was $65.5 million, or $0.57 per diluted share, compared to a net loss of $55.4 million, or ($0.55) per diluted share in the fourth quarter of 2006. Adjusted net income in the fourth quarter of 2007 was $82.6 million, or $0.72 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $57.1 million, or $0.53 per diluted share in the fourth quarter of 2006.

Wynn Las Vegas Fourth Quarter Results

For the quarter ended December 31, 2007, Wynn Las Vegas generated adjusted property EBITDA of $97.3 million, compared to $101.2 million in the fourth quarter of 2006, with a 30.0% EBITDA margin on net revenue.

Net casino revenues in the fourth quarter of 2007 were $160.0 million, compared to $163.7 million for the fourth quarter of 2006. Table games drop was $624.6 million, with win per table per day (before discounts) of $11,293, compared to drop of $515.5 million and win per table per day of $10,803 in the fourth quarter of 2006. Table games win percentage of 23.5% was within the property’s expected range of 21% to 24% but was lower than the 26.3% for the fourth quarter of 2006. Slot machine handle of $1.1 billion was flat with the comparable period of 2006 and win per unit per day was $241, compared to a win per unit per day of $256 in the fourth quarter of 2006.

Gross non-casino revenues for the quarter were $206.7 million, an 8.1% increase from the fourth quarter of 2006. Hotel revenues were up 5.7% to $70.3 million during the quarter, versus $66.5 million in the fourth quarter of 2006. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $298 for the quarter, compared to $291 in the fourth quarter of 2006. The property’s occupancy was 94.3% compared to 91.6% during the prior year period, generating revenue per available room (REVPAR) of $281 in the 2007 period (5.6% higher than in 2006).

Food and beverage revenues increased 7.0% to $78.8 million in the quarter, compared to $73.6 million in the fourth quarter of 2006, primarily from increased revenues from Wynn Las Vegas’ Tryst and Blush nightclubs. Retail revenues were $26.7 million in the quarter, compared to $23.7 million in the fourth quarter of 2006, an increase of 12.9%. Entertainment revenues were approximately $17.8 million, compared to $14.7 in the fourth quarter of 2006, an increase of 21.1% from 2006.

Wynn Las Vegas Full Year 2007 Operating Results

For the full year 2007, Wynn Las Vegas generated adjusted property EBITDA of $417.0 million, representing a 32.2% margin on net revenues and a 25.3% increase from 2006.

Net casino revenues for the year were $642.3 million, a 19.9% increase from 2006. The increase in casino revenues is primarily driven by Wynn Las Vegas’ success in the high-end gaming market.  For the year ended December 31, 2007, we experienced a 14.6% increase in drop and our average table games win percentage (before discounts) of 25.3% was above the expected range of 21% to 24%. During the year ended December 31, 2006, our average table game win percentage (before discounts) was 22.1%. Slot handle at Wynn Las Vegas increased slightly during the year ended December 31, 2007 as compared to 2006, and our slot win percentage for the years ended December 31, 2007 and 2006 was within the expected range of 4.5% and 5.5%.

Gross non-casino revenues for 2007 were $806.2 million, a 6.4% increase from 2006. Hotel revenues were up 6.5% to $285.7 million, versus $268.2 million in 2006. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $300 for the year, compared to $287 in 2006. The property’s occupancy was 96.0% compared to 94.4% during the prior year, generating revenue per available room (REVPAR) of $288 in the 2007 (6.3% higher than in 2006).

Food and beverage revenues increased 5.4% to $311.0 million in 2007, compared to $295.2 million in 2006. Retail revenues were $94.8 million, compared to $79.3 million in 2006, an increase of 18.3% and Entertainment revenues were approximately $64.5 million, compared to $66.3 million in 2006.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas.  Encore’s current plans include a 2,034 all-suite hotel tower fully integrated with Wynn Las Vegas, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets.  Encore is expected to open in early 2009. Our project budget is approximately $2.2 billion, consisting of approximately $2.1 billion for Encore and approximately $100 million for an employee parking garage on our Koval property, an associated pedestrian bridge and costs incurred in connection with the theater remodeling and production of “Monty Python’s Spamalot” at Wynn Las Vegas, which opened in March 2007.

As of December 31, 2007, we had incurred approximately $998.7 million of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau Fourth Quarter Results

In the fourth quarter of 2007, Wynn Macau generated adjusted property EBITDA of $99.6 million (with a 25.7% EBITDA margin on net revenue) compared to $58.5 million in the fourth quarter of 2006.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $11.2 billion for the period, compared to $6.6 billion for the fourth quarter of 2006. VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 3.0%, at the top end of the expected range of 2.7% to 3.0% and higher than the 2.6% in the comparable period of 2006.

Table games drop in the mass market category was approximately $507.6 million during the period, a slight decrease from $513.8 million in the fourth quarter of 2006.  Mass market table games win percentage (calculated before discounts) of 19.1% was at the upper end of 17% to 19% and was higher than the 17.5% in the fourth quarter of 2006. Slot machine win per unit per day was $456 compared to $418 in the fourth quarter of 2006, despite the 93% increase in the number of slot machines.

Wynn Macau achieved an Average Daily Rate (ADR) of $256 for the quarter, compared to $248 in the fourth quarter of 2006. The property’s occupancy was 92.4%, compared to 81.9% during the prior year period, generating revenue per available room (REVPAR) of $237 in the 2007 period (16.6% higher than in 2006).

Wynn Macau Full Year 2007 Operating Results

For the full year 2007, Wynn Macau generated adjusted property EBITDA of $364.1 million, representing a 26.2% margin on net revenues.

Table games turnover in the VIP segment was $37.6 billion for the period and VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 3.1%, at the top end of the expected range of 2.7% to 3.0%.

Table games drop in the mass market category was approximately $2.0 billion, and mass market table games win percentage (calculated before discounts) of 19.0% was within the expected range of 17% to 19%. Slot machine win per unit per day was $470 on handle of $1.7 billion for the year.

Wynn Macau generated an Average Daily Rate (ADR) of $251, with occupancy averaging 88.8%. Net non-casino revenues, consisting of rooms, food and beverage, retail and other, were $84.6 million.

Wynn Macau Expansion

Wynn Macau currently features approximately 600 hotel rooms and suites, approximately 380 table games and approximately 1,270 slot machines in approximately 205,000 square feet of casino gaming space, five restaurants, a spa and salon, lounges, meeting facilities and approximately 46,000 square feet of retail space featuring boutiques from Bvlgari, Chanel, Dior, Dunhill, Fendi, Giorgio Armani, Ferrari, Hermes, Hugo Boss, Louis Vuitton, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu and Zegna.

In 2007, we completed the expansion of Wynn Macau, adding approximately 75,000 square feet of gaming space and 20,000 square feet of retail space including 11 new boutiques.  In addition, on December 24, 2007 we unveiled our dramatic front feature attraction in the rotunda area featuring a gold “prosperity tree” emerging from the floor in conjunction with a Chinese zodiac-inspired ceiling show.

Wynn Macau and the recently opened expansion were completed at a cost of approximately $1.1 billion.  We commenced construction of Wynn Diamond Suites in 2007 and expect the property to open in the first half of 2010.

Other Development Opportunities

We have submitted an application to the government of Macau for a concession of land in Cotai. We have reconfigured our site plan for 52 acres and are awaiting final approval. We are actively engaged in the design of our Cotai project.   We continually seek out new opportunities for additional gaming or related businesses, in Las Vegas, other markets in the United States, and worldwide.

Other Factors Affecting Earnings

Interest expense, net of $15.5 million in capitalized interest, was $35.9 million for the fourth quarter of 2007. For the full year 2007, interest expense, net of capitalized interest of $44.6 million, was $143.8 million compared to $148 million, net of capitalized interest of $29.5 million, for the year ended December 31, 2006. Depreciation and amortization expenses were $60.5 million during the quarter. For the full year, depreciation and amortization expenses were $219.9 million and pre-opening expenses were $7.1 million. Corporate expense and other was $15.3 million in the fourth quarter, and $63.9 million for the full year 2007, including $4.0 million and $18.5 million, respectively, in stock based compensation.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $1.8 billion, including unrestricted cash balances of $1.3 billion and restricted cash balances of $531 million. Total debt outstanding at the end of the quarter was $3.5 billion, including approximately $2.0 billion of Wynn Las Vegas debt, and $550 million of Wynn Macau-related debt. Capital expenditures during the fourth quarter of 2007, net of changes in construction payables and retention, totaled approximately $303.3 million, primarily attributable to Encore.

On October 3, 2007, the Company completed a secondary common stock offering of 4,312,500 shares with net proceeds of $154 per share or a total of $664.1 million.

On November 6, 2007, the Company issued, in a private offering, $400 million aggregate principal amount of 6 5/8% First Mortgage Notes due 2014 at a price of 97.25% of the principal amount. These notes were issued under the same indenture as the First Mortgage Notes issued on December 14, 2004.

On November 20, 2007 our Board of Directors declared a cash distribution of $6.00 per common share which was paid on December 10, 2007.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, February 12th, 2008 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, contract termination fee, and other non-operating income and expenses.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income to adjusted net income (loss), and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income.

(2) Adjusted net income is net income before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses.  Adjusted net income and adjusted net income per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income and adjusted net income per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating revenues:
Casino	$524,068	$388,531	$1,949,870	$800,591
Rooms	84,672	78,848	339,391	283,084
Food and beverage	91,423	85,360	353,983	309,771
Entertainment, retail and other	69,098	60,567	245,201	205,213
Gross revenues	769,261	613,306	2,888,445	1,598,659
Less: promotional allowances	(57,986)	(49,736)	(200,926)	(166,402)
Net revenues	711,275	563,570	2,687,519	1,432,257

Operating costs and expenses:
Casino	327,292	225,266	1,168,119	439,902
Rooms	19,556	20,494	83,237	73,878
Food and beverage	51,951	52,449	212,622	194,403
Entertainment, retail and other	42,456	36,226	161,087	134,530
General and administrative	80,456	79,345	310,820	231,515
Provision for doubtful accounts	8,265	9,711	36,109	21,163
Pre-opening costs	2,883	(68)	7,063	62,726
Depreciation and amortization	60,496	50,667	219,923	175,464
Contract termination fee	-	-	-	5,000
Property charges and other	9,471	11,996	60,857	25,060
Total operating costs and expenses	602,826	486,086	2,259,837	1,363,641

Equity in income from unconsolidated affiliates	326	709	1,721	2,283

Operating income	108,775	78,193	429,403	70,899

Other income (expense):
Interest and other income	18,480	16,868	47,765	46,752
Interest expense, net of capitalized interest	(35,901)	(39,799)	(143,777)	(148,017)
Distribution to convertible debenture holders	-	(58,477)	-	(58,477)
(Decrease) increase in swap fair value	(3,653)	(639)	(6,001)	1,196
Gain on sale of subconcession right, net	-	-	-	899,409
Loss from extinguishment of debt	-	(1,775)	(157)	(12,533)
Other income (expense), net	(21,074)	(83,822)	(102,170)	728,330

Income (loss) before income taxes	87,701	(5,629)	327,233	799,229

Provision for income taxes	(22,248)	(49,795)	(69,085)	(170,501)

Net income (loss)	$65,453	$(55,424)	$258,148	$628,728

Basic and diluted income (loss) per common share:
Net income (loss):
Basic	$0.58	$(0.55)	$2.43	$6.29
Diluted*	$0.57	$(0.55)	$2.34	$6.24
Weighted average common shares outstanding:
Basic	113,720	100,918	106,030	99,998
Diluted	115,257	100,918	112,685	111,627

Note: * Diluted earnings per share for the years ended December 31, 2007 and 2006 include the assumption that the convertible subordinated debentures were converted into shares of common stock.  Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $5.1 million and $9.4 million, of net interest attributable to these debentures for the years ended December 31, 2007 and 2006 and the cash distribution of $58.5 million for the year ended December 31, 2006.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income (loss)	$65,453	$(55,424)	$258,148	$628,728
Gain on sale of subconcession right, net........	-	-	-	(899,409)
Interest income on subconcession proceeds..	-	(9,946)	-	(12,489)
Pre-opening costs	2,883	(68)	7,063	62,726
Loss from the extinguishment of debt	-	1,775	157	12,533
Decrease (increase) in swap fair value	3,653	639	6,001	(1,196)
Property charges and other	9,471	11,996	60,857	25,060
Distribution to convertible debenture holders	-	58,477	-	58,477
Avenue Q contract termination fee	-	-	-	5,000
Adjustment for income taxes	1,096	49,651	(2,868)	169,989
Adjusted net income (2)	$82,556	$57,100	$329,358	$49,419

Adjusted net income per diluted share*	$0.72	$0.53	$2.97	$0.53

Note: * Diluted adjusted net income per share for the three months ended December 31, 2006 and the years ended December 31, 2007 and 2006, includes the assumption that the convertible debentures were converted into shares of common stock.  Since the convertible debentures were all converted into shares of stock in July 2007, there is no adjustment to net income for the quarter ended December 31, 2007.  Accordingly, adjusted net income used in the computation of diluted adjusted net income per share for the three months ended December 31, 2006 and the years ended December 31, 2007 and 2006, is increased by approximately $2.3 million, $5.1 million and $9.4 million, respectively, of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA
AND ADJUSTED EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended December 31, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$42,384	$50,565	$15,826	$108,775

Preopening costs	2,683	208	(8)	2,883
Depreciation and amortization	40,371	19,231	894	60,496
Property charges and other	1,901	16,873	(9,303)	9,471
Corporate expense, management
fees, royalties and other	8,429	12,299	(9,415)	11,313
Stock-based compensation	1,551	436	2,006	3,993

Adjusted property EBITDA (1)	$97,319	$99,612	$-	$196,931

	Three Months Ended December 31, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$49,628	$22,685	$5,880	$78,193

Pre-opening costs	844	(949)	37	(68)
Depreciation and amortization	34,814	15,038	815	50,667
Property charges and other	1,335	10,661	-	11,996
Corporate expense, management
fees, royalties and other	12,350	11,220	(8,395)	15,175
Stock-based compensation	2,215	(111)	1,663	3,767

Adjusted property EBITDA (1)	$101,186	$58,544	$-	$159,730

			Three Months Ended
			December 31,
			2007	2006
Adjusted property EBITDA (1)			$196,931	$159,730

Pre-opening costs			(2,883)	68
Depreciation and amortization			(60,496)	(50,667)
Property charges and other			(9,471)	(11,996)
Corporate expenses and other			(11,313)	(15,175)
Stock-based compensation			(3,993)	(3,767)
Interest and other income			18,480	16,868
Interest expense			(35,901)	(39,799)
Decrease in swap fair value			(3,653)	(639)
Loss on extinguishment of debt			-	(1,775)
Distribution to convertible debenture holders			-	(58,477)
Provision for income taxes			(22,248)	(49,795)

Net income (loss)			$65,453	$(55,424)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA
AND ADJUSTED EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Year Ended December 31, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$200,621	$184,072	$44,710	$429,403

Preopening costs	6,457	590	16	7,063
Depreciation and amortization	152,839	63,469	3,615	219,923
Property charges and other	6,005	63,654	(8,802)	60,857
Corporate expense, management
fees, royalties and other	43,075	49,228	(46,935)	45,368
Stock-based compensation	8,031	3,100	7,396	18,527

Adjusted property EBITDA (1)	$417,028	$364,113	$-	$781,141

	Year Ended December 31, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$116,456	$(53,385)	$7,828	$70,899

Pre-opening costs	2,020	60,543	163	62,726
Depreciation and amortization	147,608	24,679	3,177	175,464
Property charges and other	14,399	10,661	-	25,060
Contract termination fee	5,000	-		5,000
Corporate expense, management
fees, royalties and other	39,137	17,667	(17,768)	39,036
Stock-based compensation	8,133	672	6,600	15,405

Adjusted property EBITDA (1)	$332,753	$60,837	$-	$393,590

			Year Ended
			December 31,
			2007	2006
Adjusted property EBITDA (1)			$781,141	$393,590

Pre-opening costs			(7,063)	(62,726)
Depreciation and amortization			(219,923)	(175,464)
Property charges and other			(60,857)	(25,060)
Contract termination fee			-	(5,000)
Corporate expenses and other			(45,368)	(39,036)
Stock-based compensation			(18,527)	(15,405)
Interest and other income			47,765	46,752
Interest expense			(143,777)	(148,017)
Increase (decrease) in swap fair value			(6,001)	1,196
Loss on extinguishment of debt			(157)	(12,533)
Gain on sale of subconcession right, net			-	899,409
Distribution to convertible debenture holders			-	(58,477)
Provision for income taxes			(69,085)	(170,501)

Net income			$258,148	$628,728

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Year Ended
	December 31, 2007	December31, 2006(5)	December 31, |2007	December31, 2006(5)
Room Statistics for Wynn Las Vegas:
Occupancy %	94.3%	91.6%	96.0%	94.4%
Average Daily Rate (ADR)[1]	$ 298	$ 291	$ 300	$ 287
Revenue per available room (REVPAR)[2]	$ 281	$ 266	$ 288	$ 271

Other information for Wynn Las Vegas:
Table games win per unit per day[3]	$11,293	$10,803	$10,872	$8,269
Table Win %	23.5%	26.3%	25.3%	22.1%
Slot machine win per unit per day[4]	$ 241	$ 256	$ 250	$ 251
Average number of table games	141	137	141	142
Average number of slot machines	1,973	1,974	1,966	1,964

Room Statistics for Wynn Macau:
Occupancy %	92.4%	81.9%	88.8%	80.6%
Average Daily Rate (ADR)[1]	$ 256	$ 248	$ 251	$ 238
Revenue per available room (REVPAR)[2]	$ 237	$ 203	$ 223	$ 192

Other information for Wynn Macau:
Table games win per unit per day[3]	$16,239	$12,954	$16,410	$12,175
Slot machine win per unit per day[4]	$ 456	$418	$ 470	$411
Average number of table games	290	219	259	217
Average number of slot machines	708	366	521	368

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is net of participation fees and progressive accruals.

(5) Wynn Macau opened on September 6, 2006.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com